Remington Oil and Gas Corporation
                           Computation of Earnings per Share
                                     Exhibit 11.1
                       (In thousands, except per share amounts)


                                              Three Months Ended       Nine Months Ended
                                                 September 30,           September 30,
                                             --------------------   ---------------------
                                               1999        1998        1999        1998
                                             --------    --------   ---------    --------
                                                      (In thousands, except prices)
Net income (loss) available for basic
  income per share                           $  1,373    $ 24,816   $ (6,373)    $ 21,665
 Interest expense on the Notes (net of tax)         *         519          *        1,548
                                             --------    --------   ---------    --------
Net income (loss) available for diluted
  income per share                           $  1,373    $ 25,335   $ (6,373)    $ 23,213
                                             ========    ========   =========    ========

Basic income (loss) per share                $   0.06    $   1.22   $  (0.30)    $   1.06
                                             ========    ========   =========    ========

Diluted income (loss) per share              $   0.06    $   1.06   $  (0.30)    $   0.97
                                             ========    ========   =========    ========

Weighted average
 Common Stock and common stock equivalents     21,268           -     21,275            -
 Class A Stock                                              3,222                   3,222
 Class B Stock                                             17,147                  17,137
                                             --------    --------   ---------    --------
Total common shares for basic income (loss)
  per share                                    21,268      20,369     21,275       20,359
                                             --------    --------   ---------    --------
 Dilutive stock options outstanding
  (treasury stock method)                         100           *         44            *
 Shares assumed issued by conversion of the
  Notes                                             *       3,488          *        3,488
                                             --------    --------   ---------    --------
Total common shares for diluted income
  (loss) per share                             21,368      23,857     21,319       23,847
                                             ========    ========   =========    ========

* Non dilutive.

Potential increase to net income for
  diluted income per share
 Interest expense on Notes (net of tax)      $     80               $    501

Potential issues of common stock for
  diluted income per share
 Weighted average stock options outstanding     1,253         801      1,261          755
 Weighted average warrant outstanding             300           -        300            -
 Weighted average shares issued assuming
  conversion of Notes                             541           -      1,135            -
